Exhibit 99.1

FOR IMMEDIATE RELEASE
September 30, 2009

General Communication, Inc. Announces Proposed Senior Unsecured Notes Offering

Anchorage, Alaska, September 30, 2009 - General Communication, Inc. (Nasdaq: GNCMA) announces that its wholly-owned subsidiary, GCI, Inc. (“GCI”), intends to offer approximately $400 million in aggregate principal amount of senior unsecured notes due 2019 (the “Notes”).  The Notes will be senior unsecured obligations of GCI.  The net proceeds from the offering will be used to retire existing senior secured credit facility indebtedness.

GCI will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”).  The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and General Communication, Inc. and GCI expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of General Communication, Inc. and GCI, including their most recent Forms 10-Q and 10-K and their Forms 8-K filed on August 17, 2009, for additional information about General Communication, Inc. and GCI and about the risks and uncertainties related to their business which may affect the statements made in this press release.

Contact:

Bruce Broquet,
Vice President, Finance
907-868-6660